SHARE PURCHASE AGREEMENT


        THIS SHARE PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 23rd day of January, 1998 between Hermaton Company, a Delaware corporation ("Company"), Las Vegas Airlines, Inc., a Nevada corporation ("LVA"), and Donald J. Donohue, Sr.
("Shareholder").

        WHEREAS, the Articles of Incorporation of LVA authorize the issuance of 2,500 shares of common stock, no par value, of which 2,500 shares are outstanding (the "LVA Common Stock"), and no shares of preferred stock;

        WHEREAS, LVA is an air carrier certified under Part 135 of the FARs; and

        WHEREAS, Shareholder is the owner of the LVA Common Stock; and

        WHEREAS,  the Company is a public company required to file reports under
Section 13 of the Securities Exchange Act of 1934, as amended; and

        WHEREAS, the Board of Directors of the Company and LVA deem it advisable that the acquisition by the Company of 51% of the outstanding shares be effected through the acquisition (the "Acquisition") pursuant to this Agreement; and

        NOW THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

        Section 1. Definitions. Certain words and terms as used in this Agreement shall have the meanings given to them by the definitions and descriptions in this Section, and such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms defined below. All accounting terms not specifically defined shall be construed in accordance with generally accepted accounting principles.

        "Affiliate" of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or (ii) any trust of which such Person is the settlor. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings relative to the foregoing.

        "Closing" has the definition set forth in Section 3.

        "Closing Date" means the date on which the Closing shall take place pursuant to Section 3 of this Agreement.



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        "Code"  means the  Internal  Revenue  Code of 1986,  as now in effect or hereafter amended, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

        "Company" has the meaning set forth in the opening paragraph of this Agreement and includes, unless the context otherwise requires, its Subsidiaries.

        "Company Common Stock" means the common stock of Company, $.001 par value.

        "FAA Permit" means LVA's operating authority incorporated by reference as Exhibit 1 hereto.

        "FARs" means the Federal Aviation Regulations.

        "Government" means the government of the United States of America, the government of any other nation, any political subdivision of the United States of America or any such other nation (including, without limitation, any state, commonwealth, territory, federal district, municipality or possession) and any department, agency, or instrumentality thereof; and "Governmental" means of, by or pertaining to, any Government.

        "IRS" means the Internal Revenue Service.

        "Lease" means any lease or other agreement (however denominated) providing for the use by one Person of real or personal property owned by another Person (or, the entering into such a lease or agreement).

        "Mark" means the tradename "Las Vegas Airlines" or "Las Vegas Airlines, Inc."

        "Material" when capitalized and used in this Agreement in relation to any Person means Material in relation to the business, financial condition, or results of operations of such Person and its Subsidiaries, if any, taken as a whole.

        "Note" means the Promissory Note attached as Exhibit 3 hereto.

        "Person" means any individual, corporation,  partnership, joint venture,
association,   joint-stock  company,  trust,   unincorporated   organization  or
Government.

        "Plan" means any employee benefit plan, as defined in ERISA, and any other plan, benefit or program of benefits or perquisites (other than a Governmental plan, benefit or program) provided to one or more employees, which is or has been established, maintained, participated in or contributed to by a Person or a predecessor or successor of a person within the meaning of Section 414 of the Code.


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        "Requirement  of Law" means,  for any Person,  any law, rule,  judgment, regulation, order, writ, injunction or decree of any court or Government and any decision or ruling of any arbitrator to which such Person is a party or by which such Person or any of its assets or property is bound or affected or from which such Person derives benefits, including without limitation, those relating to the discharge of Materials into the environment and environmental protection, and if such Person is a corporation, its charter documents and bylaws.

        "Subsidiary" of a Person means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries.

        Section 2. Acquisition. The Company shall acquire 51% of the outstanding LVA Common Stock upon Closing.

        Section 3. Time, Date and Place of Closing. The Closing of the transaction contemplated by this Agreement (the "Closing") shall take place on or before March 28, 1998.

                 3.1 At Closing, Company shall purchase 1,285 shares of LVA Common Stock from Shareholder for a purchase price of $500,000 (the "Purchase Price") paid as set forth in Section 4 hereof.

                 3.2 At Closing, the FAA Permit shall be assigned as described in Section 7.03.

        Section 4. Deliveries at Closing. The following documents shall be delivered at Closing:
                 4.1 Company shall deliver a check or wire transfer in the amount of $250,000 and the Note to Shareholder;

                 4.2 LVA shall deliver to company a resolution of its board of directors approving the transaction contemplated by this Agreement and elect Jehu Hand as a member of the Board of Directors of LVA; and

                 4.3 LVA shall deliver to Company an opinion of counsel, in the form attached as Exhibit 4.3 hereto.

        Section 5.  Representations, Warranties and Covenants of
Acquirees.


                                                        6

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        Each of Shareholder and LVA represent,  warrant and covenant as follows, jointly and severally:

        5.1 Organization, etc. LVA is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, has the corporate power to own its properties and carry on its business as now being conducted, execute and deliver this Agreement and consummate the transactions contemplated hereby and thereby. The copies of the Articles of Incorporation of LVA provided to Company shall reflect all amendments made thereto at any time prior to and as of the Closing and are correct and complete.

        5.2 Capital Stock and Related Matters. The authorized capital stock of LVA consists of 2,500 shares of common stock, no par value, of which 2,500 shares are issued and outstanding, and no shares of preferred stock are authorized. There are no options outstanding to purchase LVA Common Stock, and no person has any preemptive right to purchase LVA Common Stock.

        5.3      Subsidiaries.  LVA owns no securities of any Person.

        5.4 Authorization; No Breach. The execution and delivery by LVA of this Agreement and each of the other agreements and transactions contemplated hereby have been duly authorized by all necessary proceedings of the Board of Directors LVA and, all corporate action of LVA necessary for the authorization and consummation of the transactions contemplated by this Agreement shall have been taken. This Agreement and each of the other agree-ments contemplated hereby constitute the valid and bind-ing obligations of Acquiree enforceable against it in accordance with their respective terms. The execution, delivery and compliance with and performance by LVA of this Agreement and each of the other agreements contemplated hereby, does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Material lien, security interest, charge or encumbrance upon LVA capital stock or assets pursuant to, (iv) give any third party the right to accelerate any Material obligation under, (v) result in a Material violation of, or (vi) require any authorization, consent, approval, permit, exemption or other action by or notice to any court or Governmental body except with respect to the assignment of the FAA Permit.

        5.5      Taxes.       LVA has timely paid (or has collected and paid
                 over in the case of sales, use or similar taxes) all Material taxes, additions to tax, penalties, interest, assessments, deposits, and other Governmental charges

                                                        7

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                 imposed by law upon it or any of its  properties,  tangible  or intangible assets, income, receipts, payrolls, transactions, capital, net worth, franchises, or upon the sale, use or delivery of any item sold by any member of LVA, other than as may be disclosed in the Schedule of Taxes. Except as set forth in the Schedule of Taxes, no Tax Returns have been examined by any Governmental authority.

        5.6 Litigation. There are no material pending or, to the knowledge of LVA or Shareholder, contemplated, Material administrative or judicial proceedings against LVA.

        5.7 Trademarks, Trade Names, Patents, etc. LVA has no knowledge of any notice or claim or other reason to believe that the Mark is not valid or enforceable by LVA or of any infringement upon or conflict with the Mark or proprietary right of any third Person by the owner thereof or any claim of a third Person alleging such infringement or conflict, nor any knowledge of any infringement by any third Person upon the Mark.

        5.8 Employee Matters. LVA is in Material compliance with Material Requirements of Law respecting employment and employment practices, terms and conditions of employment, and wages and hours and is not engaged in any unfair labor practice.

        5.9      Employee Benefit Plans.  LVA has no Plans.

        5.10 Brokers. LVA has not incurred or become liable for any commission, fee or other similar payment to any broker, agent, finder or other intermediary in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.

        Section 6. Representations and Warranties of Company. Company hereby represents and warrants to Acquirees and Shareholder as follows:

        6.1 Organization, etc. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has the corporate power to own its properties and carry on its business as now being conducted, execute and deliver this Agreement and consummate the transactions contemplated hereby and thereby. The copies of the articles of incorporation and bylaws of Company provided to LVA and Shareholder are correct and complete.

        6.2 Capital Stock and Related Matters. The authorized capital stock of Company consists of 20,000,000 shares of common stock, par value $.001 per share, of which _____ shares are issued and outstanding, and 1,000,000

                                                        8

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                 shares of preferred stock, $.001 par value per share, of
                 which no shares are outstanding.

        6.3      Subsidiaries.  Company owns no securities of any Person.

        6.4 Authorization; No Breach. The execution and delivery by Company of this Agreement and each of the other agreements and transactions contemplated hereby have been duly authorized by all necessary proceedings of the Board of Directors of Company and all corporate action of Company necessary for the authorization and consummation of the transactions contemplated by this Agreement shall have been taken. This Agreement and each of the other agreements contemplated hereby constitute the valid and binding obligations of Company enforceable against it in accordance with their respective terms. The execution, delivery and compliance with and performance by Company of this Agreement and each of the other agreements contemplated hereby, does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Material lien, security interest, charge or encumbrance upon either Company's or any Subsidiary's capital stock or assets pursuant to,
                 (iv) give any third party the right to accelerate any Material obligation under, (v) result in a Material violation of, or (vi) require any authorization, consent, approval, permit, exemption or other action by or notice to any court or Governmental body, pursuant to the articles of incorporation or bylaws of Company or its Subsidiary or any Requirement of Law to which Company or its Subsidiary is subject or any Contractual Obligation or other instrument, order, judgment or decree to which Company or its Subsidiary is subject.

        6.5 Litigation. There are no material pending, or to the knowledge of Company, contemplated, Material administrative or judicial proceedings against Company.


        6.6 Brokers. Company has not incurred or become liable for any commission, fee or other similar payment to any broker in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.


        Section 7.            Certain Understandings and Agreements.

                 7.01. Interim Loans. Upon execution of this Agreement, the Company shall loan to LVA $50,000 under the terms of a Security Agreement and Promissory Note attached hereto as
        Exhibit 7.01.  On or before March 1, 1998 the Company and/or

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        its President, Jehu Hand, will apply for and/or guarantee a loan from an outside party in the amount of $100,000 to LVA.

                 7.02. LVA shall upon execution of this Agreement, and as requested periodically from time to time, provide Company with a copy of its financial statements, including the reviewed statements for the year ended September 30, 1997, 1996, and 1995, and quarterly financial information as requested by the Company. In addition, should Company elect at its expense to commission an audit of the LVA financial statements, LVA shall cooperate with its auditors or Company auditors in the preparation of such audit, and shall cooperate in providing information for the Company offering documents.

                 7.03. FAA Permit. Pending the Closing, LVA shall take no action or omit to take any action which would cause the FAA Permit to be suspended or revoked. Upon closing LVA shall assign the FAA Permit to Company and LVA shall simultaneously grant to LVA authority to operate under the FAA Permit.

                 7.04. Airline Identification. Upon execution of this Agreement LVA shall deliver airline identification cards to each of the following personnel of the Company:

                 Jehu Hand              Chairman, Las Vegas Airlines, Inc. (DE)
                 William H. Prince       Vice President, Las Vegas
Airlines, Inc. (DE)

                 7.05. Name change. Company will change its corporate name to "Las Vegas Airlines, Inc. (DE)."

        Section 8.  Conditions to Closing.

        8.01.                 Conditions to Obligation of Shareholder and LVA.
The obligations of Shareholder and LVA under this Agreement shall be subject to each of the following conditions:

                 8.01(a) Representations and Warranties of Company to be True. The representations and warranties of Company herein contained shall be true in all Material respects at the Closing with the same effect as though made at such time. Company shall have performed in all Material respects all obligations and complied in all Material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing, including without limitation those described in Section 7 hereof.

                 8.01(b) No Legal Proceedings. No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

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




                 8.01(c) Statutory Requirements. All statutory requirements for the valid consummation by Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other Persons required to be obtained in order to permit consummation by Company of the transactions contemplated by this Agreement, to continue unimpaired in all Material respects immediately following the Closing shall have been obtained.

                 8.01(d)      Closing Documents.  Company shall have
        executed and delivered all documents required to be executed and delivered by Company pursuant to this Agreement.

        8.02. Conditions to Obligations of Company. The obligations of Company under this Agreement shall be subject to the following conditions:

                 8.02(a) Representations and Warranties of Shareholder and LVA to be True. The representations and warranties of Shareholder and LVA herein contained shall be true in all Material respects as of the Closing, and shall have the same effect as though made at the Closing; Shareholder and LVA shall have performed in all Material respects all obligations and complied in all Material respects, to its knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing, including without limitation those described in Section 7.

                 8.02(b) No Legal Proceedings. No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

                 8.02(c) Statutory and Other Requirements. All statutory requirements for the valid consummation by Shareholder and LVA of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all Governmental agencies and authorities required to be obtained in order to permit consummation by Shareholder and LVA of the transactions contemplated by this Agreement shall have been obtained.

                 8.02(d)      Closing Documents.  Each of Shareholder and
        LVA shall have executed and delivered all documents required to be executed and delivered by LVA and Shareholder pursuant to this Agreement.

        8.03. Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement, may be terminated at any time before the Closing as follows and in no other manner;


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                 8.03(a)      Mutual Consent.  By mutual consent of the
parties.

                 8.03(b)      Expiration Date.  By either Company or LVA
if the Closing shall not have taken place by March 28, 1998, which date may be extended by mutual agreement of the parties.

        8.04.                 Payment of Expenses; Waiver of Conditions.  In the
                              -----------------------------------------
event that this Agreement shall be terminated pursuant to Section
8.03 all obligations of the parties under this Agreement shall terminate and there shall be no liability of any party to the other. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of counsel.
If any of the conditions specified in Section 8.01 hereof has not been satisfied, LVA and Shareholder may nevertheless at the joint election of LVA and Shareholder proceed with the transactions contemplated hereby and if any of the conditions specified in
Section 8.02 hereof has not been satisfied, Company may nevertheless at their joint election proceed with the transactions contemplated hereby. In the event that the Closing shall be consummated, each party hereto will pay all of its costs and expenses in connection therewith.

        Section 9.            General.

        9.1 Successors. Each and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns. Neither this Agreement, nor any rights herein granted may be assigned, transferred or encumbered by any party.

        9.2 Survival of Representations and Warranties. The respective representations and warranties of Company and Acquiree contained herein shall survive for two years following the Closing.

        9.3 Governing Law. Except where the laws of another jurisdiction are mandatorily applicable, this Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Nevada.

        9.4 Headings. The descriptive headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. They do not define, limit, construe or describe the scope or intent of the provision of this Agreement.


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        9.5      Counterparts.  This  Agreement  may be  executed in one or more counterparts, each of which, when executed by a party hereto, shall be deemed an original and all of which together shall be deemed one and the same agreement.

        9.6 Reliance Upon Representations and Warranties. Notwithstanding any right of any party hereto to fully to investigate the affairs of any other party, the parties hereto may rely upon the representations, warranties and covenants made to it in this Agreement and on the accuracy of any certificate, any schedule attached hereto (collectively, the "Disclosure Schedules"), exhibit or other document given or delivered to it pursuant to this Agreement. Further, knowledge by an agent of any party hereto of any facts not otherwise disclosed in this Agreement the Disclosure Schedules shall not constitute a defense to any claim for misrepresentation, breach of any warranty, agreement, or covenant under this Agreement, or the Disclosure Schedules. No representations or warranties have been made by or on behalf of any Person to induce any party to enter into this Agreement or to abide by or consummate the transactions contemplated by this Agreement, except representations and warranties expressly set forth herein or in the Disclosure Schedules or in any certificate, exhibit or other document delivered in connection with or pursuant to this Agreement. No representations or warranties of any kind have been made by any representative or agent of the parties hereto.

        9.7 Waiver. No purported waiver by any party of any default by any other party of any term, covenant or condition contained herein shall be deemed to be a waiver of such term, covenant or condition unless the waiver is in writing and signed by the waiving party. No such waiver shall in any event be deemed a waiver of any subsequent default under the same or any other term, covenant or condition contained herein.

        9.8 Notices. Any consent, waiver, notice, demand, request or other instrument required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered in person or sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed:

                              If to Company:                Hermaton Company
                                              24901 Dana Point Harbor Dr., #200
                                              Dana Point, California 92629

                              If to LVA
                                or Shareholder:          Donald J. Donohue, Sr.

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                                                 North Las Vegas Air Terminal
                                                  Las Vegas, NV ________

                              copy to:          __________________________
                                                ==========================

        9.9 Entire Agreement. This Agreement, as from time to time amended, together with the schedules attached hereto and any certificate, exhibit or other document given or delivered pursuant hereto, sets forth the entire understanding among the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein. No alteration, amendment, change or addition to this Agreement shall be binding upon any party unless in writing and signed by the party to be charged.

        9.10 No Partnership. Nothing contained in this Agreement will be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or partnership or joint venture.

        9.11 Partial Invalidity. If any term, covenant or condition in this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to Persons or circumstances, other than those as to which it is held invalid, shall be unaffected thereby and each term, covenant or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

        9.12 Joint Preparation. This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arm's length agreements.



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




        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized officers as of the date and year first above written.

HERMATON COMPANY                                  LAS VEGAS AIRLINES, INC.


By:                                             By:
Name:Jehu Hand                             Name:Donald J. Donohue, Sr.
Title:  President                   Title:  President

SHAREHOLDER


Donald J. Donohue, Sr.

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